Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 21, 2010, except for Note 30, as to which the date is November 10, 2010, relating to the consolidated financial statements of Bona Film Group Limited and its subsidiaries and variable interest entities as of December 31, 2008 and 2009, and for the years ended December 31, 2007, 2008 and 2009, and the financial statement schedule of Bona Film Group Limited, appearing in the Prospectus filed on December 9, 2010, which is part of the Registration Statement (File No. 333-170657) on Form F-1 of Bona Film Group Limited.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
June 3, 2011